Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Current Report on Form 8-K/A under the Securities Exchange Act of 1934 of Sears Holdings Corporation dated March 24, 2005 of our report dated February 23, 2005 related to the financial statements and financial statement schedule of Sears, Roebuck and Co. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to changes in accounting for goodwill in 2002 and domestic pension and postretirement plans in 2004 as discussed in Notes 1 and 9) and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Sears, Roebuck and Co. for the year ended January 1, 2005, and incorporated by reference in each of the following registration statements: Registration Statement Nos. 333-120954, 333-123544, and 333-125292 of Sears Holdings Corporation; Registration Statement No. 333-113532 of Sears, Roebuck and Co.; Registration Statement No. 333-92082 of Sears, Roebuck and Co. and Sears, Roebuck Acceptance Corp.; and Registration Statement No. 333-121776 of Sears, Roebuck and Co. and the Sears Puerto Rico Savings Plan.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois

June 6, 2005